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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


Board of Directors
Belmont Homes, Inc.

We consent to incorporation by reference in the registration statements on From S-8 (No. 333-10901) and Form S-3 (No. 333-20477) of Belmont Homes, Inc. and subsidiaries of our report dated February 21, 1997, relating to the consolidated balance sheets of Belmont Homes, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report of Form 10-K of Belmont Homes, Inc. and subsidiaries. We also consent to the reference to our firm under heading "Experts" in the related prospectuses.


Jackson, Mississippi                          /s/ KPMG PEAT MARWICK LLP
March 28, 1997